Exhibit 11

    ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
    STATEMENT RE COMPUTATION OF  PER SHARE EARNINGS
                                                     1995      1994     1993     1992      1991
    Primary Earnings Per Share:
    Net Income Before Extraordinary Item
       & Cumulative Effect of Accounting Change    $12,424  $11,325   $8,176    $2,890  $(33,382)
    Extraordinary Item                                 ---      ---      ---       811       ---
    Cumulative Effect of Accounting Change             ---      ---    1,457       ---       ---
    Net Income                                     $12,424  $11,325   $9,633    $3,701  $(33,382)

    Wesighted Shares Outstanding                     5,707    5,732    5,679     5,522     5,438
    Stock Options-
         Equivalent Shares                               6       13      ---       ---       ---
    Total Equivalent Shares                          5,713    5,746    5,679     5,522     5,438

    Primary Eanrings Per Share,
         Before Extraordinary Item                   $2.17    $1.97    $1.44     $0.53    $(6.13)
    Primary Earnings Per Share,
         Extraordinary Item                            ---      ---      ---      0.13       ---
    Primary Earnings Per Share,
         Cumulative Effect of Accounting Change        ---      ---     0.25       ---       ---
    Primary Earnings Per Share                       $2.17    $1.97    $1.69     $0.66    $(6.13)



    Fully Diluted Earnings Per Share:
    Net Income Before Extraordinary Item
       & Cumulative Effect of Accounting Change    $12,424   $11,325   $8,176   $2,890  $(33,382)
    Debenture Interest Expense, net of tax             ---       243      ---      ---       ---
    Fully Diluted Income                            12,424    11,568    8,176    2,890   (33,382)
    Extraordinary Item                                 ---       ---      ---      811       ---
    Cumulative Effect of Accounting Change             ---       ---    1,457      ---       ---
    Net Income                                     $12,424   $11,568   $9,633   $3,701  $(33,382)

    Weighted Shares Outstanding                      5,707     5,732    5,679    5,522     5,438
    Stock Options-
         Equivalent Shares                              25        24      ---      ---       ---
    Debentures                                         ---       333      ---      ---       ---
    Total Equivalent Shares                          5,732     6,089    5,679    5,522     5,438

    Fully Diluted Earnings Per Share,
         Before Extraordinary Item                   $2.17     $1.90    $1.44    $0.53    $(6.13)
    Fully Diluted Earnings Per Share,
         Extraordinary Item                            ---       ---      ---     0.13       ---
    Fully Diluted Earnings Per Share,
         Cumulative Effect of Accounting Change        ---       ---     0.25      ---       ---
    Fully Diluted Earnings Per Share                 $2.17     $1.90    $1.69    $0.66    $(6.13)

